Exhibit 10.3

MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT is made and entered into as of July 11, 2005 by and among GSC CAPITAL CORP., a Maryland corporation (the “Company”), and GSCP (NJ), L.P., a Delaware limited partnership and a New Jersey-based registered investment advisor (together with its permitted assignees, the “Manager”).

     WHEREAS, the Company is a newly organized corporation that will elect to be treated as a real estate investment trust for federal income tax purposes; and

     WHEREAS, the Company desires to retain the Manager to provide investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

     NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

     SECTION 1. Definitions. The following terms have the meanings assigned them:

     (a) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     (b) “Agreement” means this Management Agreement, as amended from time to time.

     (c) “Base Management Fee” means the base management fee, calculated and paid quarterly in arrears, in an amount equal to (i) 1/4 of the Equity multiplied by (ii) 1.75%; provided, that the foregoing calculation of the Base Management Fee shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges. In the event that the Company invests in any collateralized debt obligation or investment fund managed by the Manager or any of its Affiliates, the Base Management Fee payable by the Company to the Manager hereunder will be reduced by an amount equal to the Base Management Fee allocable to the equity supporting the Company’s investment in such collateralized debt obligation or investment fund except in cases where the Manager or any of its Affiliates does not receive a fee in connection with the management of such collateralized debt obligation or investment fund. For purposes of illustration, in the event the Company makes an Investment equal to $25 million, consisting of $5 million of equity and $20 million of borrowing, in order to purchase the equity of a collateralized debt obligation or interest in another investment fund managed by the Manager for which the Company is charged a management fee, (1) the Equity upon which the Manager’s Base Management Fee is calculated would be reduced by $5 million resulting in a reduction of the Base Management Fee on an annual basis by $87,500 (1.75% X $5,000,000); and (2) the calculation of the management fee for the collateralized debt obligation or other investment fund managed by the Manager would include the amount of the Company’s Investment made therein.

     (d) “Board of Directors” means the Board of Directors of the Company.

     (e) “Change of Control” means the occurrence of any of the following:

     (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than its Affiliates; or

     (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than its Affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager.

     (f) “Code” means the Internal Revenue Code of 1986, as amended.

     (g) “Common Share” means a share of capital stock of the Company now or hereafter authorized as common voting stock of the Company.

     (h) “Company Account” has the meaning set forth in Section 5 hereof.

     (i) “Company Indemnified Party” has the meaning set forth in Section 11(b) hereof.

     (j) “Convertible Notes” means the Company’s 7.25% senior convertible notes due July 15, 2010.

     (k) “Conversion Rate” shall have the meaning given to it in the indenture governing the Convertible Notes.

     (l) “Equity” means, for purposes of calculating the Base Management Fee, for any quarter the sum of the net proceeds from any issuance of the Company’s Common Shares and Convertible Notes (but excluding the issuance of Common Shares upon conversion of Convertible Notes), after deducting any underwriting discounts, placement fee and commissions and other expenses and costs relating to the issuance, plus (or minus) the Company’s retained earnings (or deficit) at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that the Company pays for repurchases of Common Shares and repurchases, redemption or payment of principal (at maturity or otherwise) of Convertible Notes; provided, that the foregoing calculation of Equity shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.

     (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (n) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

     (o) “GAAP” means generally accepted accounting principles, as applied in the United States.

     (p) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

     (q) “Guidelines” shall have the meaning set forth in Section 2(b)(i) hereof.

     (r) “Incentive Compensation” means an incentive management fee calculated and payable each fiscal quarter in an amount, not less than zero, equal to the product of: (i) twenty-five percent (25%) of the dollar amount by which (A) the Company’s Net Income, (before Incentive Compensation and plus (x) interest expense related to the Convertible Notes and (y) to the extent not included in (x) amortization of debt discount and issuance costs with respect to the Convertible Notes) for such quarter per Common Share (based on the weighted average number of Common Shares outstanding for such quarter, assuming all of the outstanding Convertible Notes have been converted into Common Shares on the first day of such quarter at the then applicable Conversion Rate) exceeds (B) an amount equal to (1) the weighted average of the price per share of the Common Shares in the initial offering by the Company (including the Common Shares issuable upon conversion of the Convertible Notes assuming a conversion price of $25.00 per share) and the prices per share of the Common Shares in any subsequent offerings by the Company, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 2.25% and (b) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of Common Shares outstanding during such quarter (assuming all of the outstanding Convertible Notes have been converted into Common Shares on the first day of such quarter at the then applicable Conversion Rate); provided, that the foregoing calculation of Incentive Compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.

     (s) “Indemnified Party” has the meaning set forth in Section 11(a) hereof.

     (t) “Independent Directors” means the members of the Board of Directors who are not, and have not been within the last two years, officers or employees of the Manager or any Person directly or indirectly controlling or controlled by, or otherwise an Affiliate of, the Manager and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Shares are listed.

     (u) “Initial Term” has the meaning set forth in Section 13(a) hereof.

     (v) “Investment Company Act” means the Investment Company Act of 1940, as amended.

     (w) “Investments” means the investments of the Company.

     (x) “Net Income” shall be determined by calculating the net income available to owners of Common Shares before non-cash equity compensation expense, in accordance with GAAP.

     (y) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

     (z) “Purchase/Placement Agreement” means the purchase/placement agreement, dated as of June 23, 2005, among the Company, the Manager and Deutsche Bank Securities Inc., as representative of the initial purchasers/placement agents.

     (aa) “Registration Rights Agreement” means the registration rights agreement, dated as of July 11, 2005, among the Company and Deutsche Bank Securities Inc., as representative of the Initial Purchasers/Placement Agents (as defined therein) and the Manager and for the benefit of the Initial Purchasers/Placement Agents and Holders (as defined therein).

     (bb) “REIT” means a “real estate investment trust” as defined in Section 856(a) of the Code.

     (cc) “Renewal Term” has the meaning as set forth in Section 13(a) hereto.

     (dd) “SOX” means the Sarbanes-Oxley Act of 2002, as amended.

     (ee) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

     (ff) “Ten Year Treasury Rate” means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten (10) years) as published weekly by the Federal Reserve Board in publication H.15, or any successor publication, during a fiscal quarter, or if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight no more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

     (gg) “Termination Notice” has the meaning set forth in Section 13(a) hereof.

     (hh) “Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

     SECTION 2. Appointment and Duties of the Manager.

     (a) The Company hereby appoints the Manager to manage the assets of the Company subject to the further terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

     (b) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company, at all times will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it in writing including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, which may include, without limitation:

     (i) serving as the Company’s consultant with respect to the periodic review of the investment criteria and parameters for Investments, borrowings and operations, any modifications to which shall be approved by a majority of the Independent Directors (such policy guidelines as initially approved, as the same may be modified with such approval, the “Guidelines”) and other policies for approval by the Board of Directors;

     (ii) investigating, analyzing and selecting possible Investment opportunities and originating, acquiring, financing, retaining, selling, negotiating for prepayment, restructuring or disposing of Company Investments consistent with the Guidelines;

     (iii) with respect to any prospective investment by the Company and any sale, exchange or other disposition of any Investment by the Company, conducting negotiations on behalf of the Company with sellers and purchasers and their respective agents, representatives and investment bankers;

     (iv) engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to the Investments;

     (v) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

     (vi) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

     (vii) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

     (viii) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

     (ix) counseling the Company in connection with policy decisions to be made by the Board of Directors;

     (x) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company, consistent with such strategies, as so modified from time to time, with the Company’s status as a REIT, and with the Guidelines;

     (xi) counseling the Company regarding its qualification as a REIT and the maintenance of such status, monitoring the Company’s compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

     (xii) counseling the Company regarding the maintenance of its exclusion from status as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause the Company to maintain such exclusion from status as an investment company under the Investment Company Act;

     (xiii) assisting the Company in developing criteria for asset purchase commitments that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to mortgage loans, real estate, real estate securities, other real estate-related assets and non-real estate related assets;

     (xiv) furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Manager or the Subsidiaries;

     (xv) monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

     (xvi) investing and re-investing any moneys and securities of the Company (including investing in short-term Investments pending investment in other Investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital raising;

     (xvii) causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and non-taxable REIT subsidiaries and to conduct quarterly compliance reviews with respect thereto;

     (xviii) causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

     (xix) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

     (xx) taking all necessary actions to enable the Company and its Subsidiaries to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code and Treasury Regulations applicable to REITs;

     (xxi) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

     (xxii) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

     (xxiii) advising the Company with respect to obtaining appropriate warehouse or other financings for its assets;

     (xxiv) advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

     (xxv) performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

     (xxvi) using commercially reasonable efforts to cause the Company to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company with respect to the Investments. Such services will include, but not be limited to, consulting with the Company on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, to the extent applicable, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

     (c) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company to provide property management, asset management, leasing, development and/or other services to the Company (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company; provided, that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on market terms and conditions and (B) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval (and approved by a majority of the Independent Directors) and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval (and approved by a majority of the Independent Directors).

     (d) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. The Company shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis.

     (e) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any Investment, reports and other information with respect to such Investment as may be reasonably requested by the Company.

     (f) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

     (g) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

     (h) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

     (i) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

     SECTION 3. Additional Activities of the Manager. (a) The Manager will provide the Company with a management team, including a Chief Executive Officer, President and Chief Financial Officer, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder. As promptly as practicable, but in any event, prior to the effective date of any registration statement registering a class or series of the Company’s securities under the Securities Act of 1933, as amended, the Company shall hire a Chief Financial Officer who shall be exclusively dedicated to the operations of the Company and the Company shall be responsible for such Chief Financial Officer’s compensation.

     (b) The Manager agrees to offer the Company the right to participate in all investment opportunities that the Manager determines are appropriate for the Company in view of its investment objectives, policies and strategies, and other relevant factors, subject to the exception that, in accordance with the Manager’s Investment Allocation Policy (attached hereto as Exhibit A and as may be amended from time to time in the sole discretion of the Manager), the Company might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s other clients in all such opportunities. Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of Conduit CMBS or other mortgage loans (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. The Manager further agrees that any investment vehicle created or managed by the Manager or any Affiliate of the Manager, other than any investment vehicle investing in European mezzanine lending, shall not have any contractual right to receive priority over the Company in allocation of investments in asset-backed securities, mortgage-backed securities, equity of collateralized debt obligations or non-distressed middle market loans. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to other investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to any investment company, fund or advisory account other than any fund or advisory account which contains only funds invested by the Manager, its Affiliates (and not any funds of any of their clients or customers) or their officers and directors.

     (c) Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such Persons shall use their respective titles in the Company.

     (d) The Manager is authorized, for and on behalf, and at the sole cost and expense of the Company, to employ such securities dealers for the purchase and sale of investment assets of the Company as may, in the good faith judgment of the Manager, be reasonably necessary for the best execution of such transactions taking into account, including but not limited to, such factors as the policies of the Company, price, dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Manager is authorized to direct the execution of the Company’s portfolio transactions to dealers and brokers furnishing statistical information, research and other services deemed by the Manager to be useful or valuable to the performance of its investment advisory functions. Such services may be used by the Manager in connection with its advisory services for clients other than the Company, and such arrangements may be outside the parameters of the “safe harbor” provided by Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended.

     (e) The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company in a timely manner or to deliver any financial statements or other reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

     (f) The Manager shall (i) establish and maintain (and require property managers and other contractors to establish and maintain) a system of internal accounting and financial controls (including, without limitation, internal controls to safeguard records and to permit the Company to comply with the Exchange Act and SOX as and when applicable) designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for each Company Investment on a GAAP basis, (iii) develop accounting entries and reports required by the Company to meet its reporting requirements under applicable laws, (iv) consult with the Company with respect to proposed or new accounting/reporting rules identified by the Manager or the Company and (v) prepare quarterly and annual financial statements as soon after the end of each such period as may be reasonably requested and general ledger journal entries and other information necessary for the Company’s compliance with applicable laws, including the Exchange Act, Regulation S-X and SOX as and when applicable, in accordance with GAAP and cooperate with the Company’s independent accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Company.

     (g) The Manager shall provide to the Company as soon after the end of each quarter or year as may be reasonably requested (within deadlines required for the Company to comply with applicable legal requirements) by the Company, a completed management questionnaire letter to the Board of Directors, in such form as the Company may reasonably request in response to applicable legal requirements, on accounting, reporting, internal controls and disclosure issues in support of any management representation letter to be issued by the Company to its independent accounting firm.

     SECTION 4. Agency. The Manager shall act as agent of the Company in making, acquiring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or properties.

     SECTION 5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

     SECTION 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon one (1) business day’s advance written notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to nonaffiliated third parties except (i) to any person with the prior written consent of the Board of Directors, (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

     SECTION 7. Obligations of Manager; Restrictions. (a) The Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties regarding such assets as may, in the reasonable judgment of the Manager, be necessary and appropriate or as may be advised by the Board of Directors and consistent with standard industry practice. In addition, the Manager shall take such other action as it deems necessary or appropriate or as may be advised by the Board of Directors and consistent with standard industry practice with regard to the protection of the Investments.

     (b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely affect the status of the Company as a REIT under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is knowingly ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

     (c) The Company shall not invest in joint ventures with the Manager or any affiliate thereof, unless (i) such Investment is made in accordance with the Guidelines and (ii) such Investment is approved in advance by a majority of the Independent Directors.

     (d) The Manager shall not (i) consummate any transaction which would involve the acquisition by the Company of an asset in which the Manager or any Affiliate thereof has an ownership interest or the sale by the Company of an asset to the Manager or any Affiliate thereof, or (ii) under circumstances where the Manager is subject to an actual or potential conflict of interest, in the reasonable judgment of the Manager, or the Board of Directors because it manages both the Company and another Person (not an Affiliate of the Company) with which the Company has a contractual relationship, take any action constituting the granting to such Person of a waiver, forbearance or other relief, or the enforcement against such Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by a majority of the Independent Directors; provided, further, that the Company will not invest in any collateralized debt obligation or investment fund managed by the Manager or its Affiliates other than those approved by the Board of Directors and by a majority of the Independent Directors.

     (e) The Board of Directors periodically reviews the Guidelines and the Company’s portfolio of Investments but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines (including as a result of violation of the provisions of Section 7(d) above), then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

     (f) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

     (g) The Manager shall form an investment committee (the “Investment Committee”), each member of which shall be designated by the Manager and shall serve for an indefinite term. The initial members of the Investment Committee shall be Alfred C. Eckert III, who will also serve as initial chairman of the committee, Frederick H. Horton, Daniel I. Castro, Jr., Thomas V. Inglesby and Joseph M. Wender. The Investment Committee shall advise and consult with the Manager with respect to the Company’s investment policies, investment portfolio holdings, financing and leveraging strategies and the Guidelines. The Investment Committee shall meet as regularly as necessary to perform its duties, as reasonably determined by the Investment Committee.

     (h) The Manager shall (i) assemble, maintain and provide to the firm designated by the Company to prepare tax returns on behalf of the Company and its subsidiaries (the “Tax Preparer”) information and data required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations of the Company and its subsidiaries and supervise the preparation and filing of such tax returns, the conduct of such audits, examinations or proceedings and the prosecution or defense of such rights, (ii) provide factual data reasonably requested by the Tax Preparer or the Company with respect to tax matters, (iii) assemble, record, organize and report to the Company data and information with respect to the Investments relative to taxes and tax returns in such form as may be reasonably requested by the Company, (iv) supervise the Tax Preparer in connection with the preparation, filing or delivery to appropriate persons, of applicable tax information reporting forms with respect to the Investments and transactions involving the real estate (including, without limitation, information reporting forms, whether on Form 1099 or otherwise with respect to sales, interest received, interest paid, partnership reports and other relevant transactions); it being understood that, in the context of the foregoing, the Company shall rely on its own tax advisers in the preparation of its tax returns and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting the Manager’s obligation to provide the information, data, reports and other supervision and assistance provided herein, the Manager will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.

     (i) The Manager shall notify the Company of any admission or removal of a general partner of the Manager within a reasonable amount of time after such admission or removal.

     SECTION 8. Compensation. (a) During the Initial Term of this Agreement, as the same may be extended from time to time, the Company shall pay the Manager the Base Management Fee quarterly in arrears commencing with the quarter in which this Agreement was executed (with such initial payment prorated based on the number of days during such quarter that this Agreement was in effect).

     (b) The Manager shall compute each installment of the Base Management Fee within thirty (30) days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, payment of such installment of the Base Management Fee shown therein shall be due and payable in cash no later than the date which is five (5) business days after such delivery.

     (c) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Sections 8(j) and 13(a) of this Agreement.

     (d) In addition to the Base Management Fee otherwise payable hereunder, the Company shall pay the Manager quarterly Incentive Compensation. The Incentive Compensation calculation and payment shall be made for each fiscal quarter in arrears.

     (e) Subject to Section 8(j) below, the Manager shall compute each installment of the Incentive Compensation within 30 days after the end of each fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is five (5) business days after the date of delivery to the Board of Directors of such computations.

     (f) Ten percent (10%) of the Incentive Compensation shall (subject to the remaining provisions of this Section 8(f) and the provisions of Sections 8(g), 8(h) and 8(i)) be payable to the Manager in Common Shares, and the remainder thereof shall be paid in cash; provided, the Manager may (subject to the remaining provisions of this Section 8(f) and the provisions of Sections 8(g), 8(h) and 8(i)) elect, by so indicating in the installment calculation delivered to the Board of Directors, to receive more than ten percent (10%) of the Incentive Compensation in the form of Common Shares; provided, however, the Manager may not receive payment of any portion of the Incentive Compensation in the form of Common Shares, either automatically or by election, if such payment would result in the Manager directly or indirectly through one or more subsidiaries owning in the aggregate more than 20%1 of the outstanding Common Shares. For purposes of this computation, Common Shares include shares issued and outstanding (whether vested or unvested or forfeitable or non-forfeitable) and shares to be issued upon exercise of outstanding stock options (whether such options are exercisable or nonexercisable). The Manager's receipt of Common Shares in accordance herewith shall be subject to all applicable securities exchange rules and securities laws (including, without limitation, prohibitions on insider trading). All Common Shares paid to the Manager as Incentive Compensation will be fully vested upon issuance, provided that the Manager hereby agrees not to sell such shares prior to the date that is one year after the date such shares are due and payable. Notwithstanding such restriction and subject to compliance with all applicable securities laws (including, without limitation, prohibitions on insider trading), the Manager shall have the right to allocate such shares in its sole and absolute discretion to its officers, employees and other individuals who provide services to it at any time. In addition, the foregoing restriction regarding the sale of such shares shall terminate upon termination of this Agreement.

     (g) Common Shares payable as Incentive Compensation shall be valued as follows:

     (i) if such shares are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the shares on such exchange over the thirty (30) day period ending three (3) days prior to the issuance of such shares;

[1] Note that all other stockholders will be permitted to own no more than 9.5% .

     (ii) if such shares are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales price as applicable over the thirty (30) day period ending three (3) days prior to the issuance of such shares; and

     (iii) if there is no active public market for such shares, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors of the Company.

     (h) If at any time the Manager shall, in connection with a determination of fair market value made by the Board of Directors, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Manager within ten (10) business days after the Manager provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Manager within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one such independent appraiser and the Manager shall select one independent appraiser within five (5) business days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) business days after their selection. Any valuation decision made by the appraisers shall be deemed final and binding upon the Board of Directors and the Manager and shall be delivered to the Manager and the Company within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the appraisers.

     (i) The Company has agreed to register the issuance and resale of the stock portion of the Incentive Compensation in accordance with the Registration Rights Agreement.

     (j) In the event that a registration statement is not filed with the United States Securities and Exchange Commission on or before the day that is 181 days after the date of the final Offering Memorandum (subject to an extension of up to 29 days if the Board of Directors determines, in good faith, that such extension is necessary or appropriate), pursuant to Section 2(a) of the Registration Rights Agreement, the Manager shall forfeit the Base Management Fee in respect of the period from and after that date until the initial registration statement is filed with the Securities and Exchange Commission. In addition, all payments of Incentive Compensation in respect of such period shall be deferred until such initial registration statement is filed.

     (k) In addition to the Base Management Fee and Incentive Compensation, the Manager shall be granted (the “Initial Grant”) (i) options to purchase 102,000 Common Shares, with an exercise price equal to $25.00 per share (subject to adjustment for stock splits, stock dividends and reclassifications or recombination of the Common Shares) and (ii) 68,000 restricted Common Shares. Such awards shall be subject to upward adjustment on a pro rata basis if Deutsche Bank Securities Inc., as representative of the initial purchasers/placement agents, elects to exercise the initial purchasers’/placements’ option pursuant to Section 1(c) of the Purchase/Placement Agreement. In addition, the Manager shall be automatically granted (the “Quarterly Grants”) (x) options to purchase Common Shares, with an exercise price equal to $25.00 per share (subject to adjustment for stock splits, stock dividends and reclassifications or recombination of the Common Shares) and (y) restricted Common Shares, in each case at the end of each fiscal quarter, allocated between options and restricted Common Shares in proportion to the Initial Grant and in an aggregate amount equal to 5% of any Common Shares issued by the Company during such fiscal quarter and any immediately preceding fiscal quarters since the most recent Quarterly Grant in connection with the conversion of the Convertible Notes, assuming a conversion price of $25.00 per share (subject to adjustment for stock splits, stock dividends and reclassifications or recombination of the Common Shares) for purposes of calculating the number of such options and restricted Common Shares to be granted in such fiscal quarter; provided that a total of at least $1,000,000 in aggregate principal amount of Convertible Notes was converted in such fiscal quarter and any immediately preceding fiscal quarters since the most recent Quarterly Grant. The Initial Grant and the Quarterly Grants will in each case be made pursuant to the terms and conditions set forth in the Company’s 2005 Stock Incentive Plan. The restricted Common Shares and options will vest or become exercisable in three equal annual installments beginning on, in the case of the Initial Grant, the first anniversary of the closing of the offering and, in the case of the Quarterly Grants, the first anniversary of end of the fiscal quarter related to such Quarterly Grant.

      Subject to compliance with all applicable securities laws (including, without limitation, prohibitions on insider trading), the Manager shall have the right to allocate the awards granted to it pursuant to this Section 8(k) at its sole and absolute discretion to its officers, employees and other individuals who provide services to it at any time. To the extent that such awards (or the Common Shares relating thereto) are not eligible to be registered for sale pursuant to a Registration Statement on Form S-8 relating to the 2005 Stock Incentive Plan, at the request of the Manager, the Company agrees to file with the Securities and Exchange Commission as soon as reasonably practicable a shelf registration statement providing for the sale of such awards (or the Common Shares relating thereto) and to use its commercially reasonably efforts to cause such registration statement to be declared effective as promptly as practicable following such filing.

     SECTION 9. Expenses of the Company. The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”). Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

     (a) expenses in connection with the issuance and transaction costs incident to the acquisitions, disposition and financing of Investments;

     (b) costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager’s employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis;

     (c) the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

     (d) costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other costs) or any securities offerings of the Company;

     (e) expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company;

     (f) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for the Company as approved by the Board of Directors;

     (g) expenses incurred by managers, officers, employees and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or establishment and maintenance of any credit facilities and other indebtedness or any securities offerings of the Company;

     (h) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

     (i) compensation and expenses of the Company’s custodian and transfer agent, if any;

     (j) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

     (k) all taxes and license fees;

     (l) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its employees;

     (m) costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of assets of the Company;

     (n) all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

     (o) expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Company or Investments separate from the office or offices of the Manager;

     (p) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of the holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

     (q) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

     (r) the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s operations;

     (s) all other expenses actually incurred by the Manager which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement; and

     (t) all other costs and expenses agreed by the Board of Directors.

     Without regard to the amount of compensation received under this Agreement by the Manager, the Manager shall be responsible for the wages and salaries of the Manager’s officers and employees, other than, if applicable, the Company’s Chief Financial Officer.

     The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

     SECTION 10. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company and the Expenses incurred by the Manager on behalf of the Company during each fiscal quarter, and shall deliver such statement to the Company within 60 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company to the Manager in cash 15 days immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

     SECTION 11. Limits of Manager Responsibility; Indemnification. (a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its members, managers, officers and employees will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by the Manager, its members, managers, officers or employees, pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its members, managers, officers and employees and each other Person, if any, controlling the

Manager (each, an “Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. For the avoidance of doubt, the Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment-decision making process (e.g., a transaction was effected in violation of the Company's investment guidelines) or in the trade process (e.g., a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing provisions of this Section 11(a), no provision of this Agreement will constitute a waiver or limitation of the Company’s rights under the United States federal or state securities laws.

     (b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company, its stockholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement as determined by a final non-appealable order of a court of competent jurisdiction or any claims by Manager’s employees relating to the terms and conditions of their employment by Manager.

     SECTION 12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

     SECTION 13. Term; Termination. (a) Unless this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until December 31, 2008 (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”). The Agreement may be terminated at any time for any reason after the affirmative vote of the holders of at least 75% of the Company’s then outstanding Common Shares (other than those shares held by the Manager or its Affiliates) and the authorization of a majority of the Independent Directors. The Company will also have to provide 180 days’ prior notice of the Company’s decision to terminate this Agreement (the “Termination Notice”).

     (b) No later than 180 days prior to the expiration of the Initial Term or any Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective upon expiration of the then current term.

     (c) If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10 and 16 of this Agreement. In addition, Section 8(i), 8(k) and 11 of this Agreement shall survive termination of this Agreement.

     SECTION 14. Assignment. (a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall not be assigned by the Manager, unless such assignment is consented to in writing by a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

     (b) The Manager may subcontract or assign any or all of its responsibilities under this Agreement to any of its Affiliates, and the Company hereby consents to any such assignment and/or subcontracting. In addition, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. Notwithstanding the foregoing, the Manager shall not assign any of its rights or duties hereunder except with such approval by the Company, if any, as may be required under the Investment Advisers Act of 1940, as amended, and the Company agrees that approval of any assignment by a majority of the Independent Directors shall be binding on the Company for purposes of the Investment Advisers Act of 1940, as amended.

     SECTION 15. Termination for Cause. (a) The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager if (i) the Manager materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after the Manager’s receipt of written notice thereof specifying such breach and requesting that the same be remedied in such 30 day period, or 45 days after written notice of such breach if the Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice, (ii) the Manager commits any act of fraud, misappropriation of funds, or embezzlement against the Company, (iii) there is an event of any gross negligence on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a Change of Control of the Manager, or (v) there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager (A) ceases, or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into an composition or arrangement with, creditors; (B) applies for, or consents (by admission of material allegations of a petition or otherwise) to sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for 60 days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorized such application or consent, of proceedings to such end are instituted against application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 days.

     (b) The Manager agrees that if any of the events specified above occur and the Manager knows or should know, it will give prompt written notice thereof to the Company’s Board of Directors after the occurrence of such event.

     (c) The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

     (d) The Manager may terminate this Agreement in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

     SECTION 16. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14, or 15 of this

Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Manager shall forthwith:

     (i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

     (ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

     (iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

     SECTION 17. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than sixty (60) days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its members, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

     SECTION 18. Representations and Warranties.

     (a) The Company hereby represents and warrants to the Manager as follows:

     (i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.

     (ii) The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders or creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery or performance of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the charter or bylaws of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

     (b) The Manager hereby represents and warrants to the Company as follows:

     (i) the Manager is duly organized, validly existing and in good standing under the laws of the State or Delaware, has the limited partnership power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its Subsidiaries, taken as a whole.

     (ii) The Manager has the limited partnership power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited partnership action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, members or creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery or performance of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

     (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the limited partnership agreement of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

     SECTION 19. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

     (a) If to the Company:

GSC Capital Corp.
 500 Campus Drive, Suite 220
Florham Park, NJ 07932
Attention: Chief Financial Officer

     (b) If to the Manager:

GSCP (NJ) L.P.
 500 Campus Drive, Suite 220
Florham Park, NJ 07932
Attention: General Counsel

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

     SECTION 20. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. Each of the Company and the Manager agrees that the representations, warrantees, covenants and agreements of the Company contained herein are made on behalf of the Company and its wholly-owned Subsidiaries, and the representations, warranties, covenants and agreements of the Manager are for the benefit of the Company and its wholly-owned Subsidiaries.

     SECTION 21. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

     SECTION 22. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     SECTION 23. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     SECTION 24. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

     SECTION 25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     SECTION 26. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 27. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GSC CAPITAL CORP.

By:	/s/ Frederick H. Horton

Name: Frederick H. Horton
Title: Chief Executive Officer

GSCP (NJ), L.P.

GSCP (NJ), Inc.,
its general partner

By:	/s/ David L. Goret

Name: David L. Goret
Title: Managing Director and Secretary

Exhibit A

Manager’s Investment Allocation Policy

The Firm’s allocation procedures seek to allocate investment opportunities among the Funds in the fairest possible way. Past performance of a particular Fund is never a factor in determining trade allocations. If two or more Funds with similar investment strategies are still in their investment periods, an available investment opportunity will be allocated based on the provisions governing allocations of investment opportunities in the relevant organizational documents. In the absence of such provisions, the Portfolio Manager will determine the allocation by considering, among other things, the following factors and the weight that should be given with respect thereto: (1) the investment guidelines and/or restrictions set forth in the applicable organizational documents; (2) the risk and return profile of the client entity; (3) the suitability/priority of a particular investment for the client entity; (4) if applicable, the target position size of the investment for the client entity; and (5) the level of available cash for investment with respect to the particular client entity.

B-1